UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DFC Global Corp.

(Exact name of registrant as specified in its charter)

Delaware	23-2636866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania	19312
(Address of Principal Executive Offices)	(Zip Code)

DOLLAR FINANCIAL CORP. 1999 STOCK INCENTIVE PLAN

DOLLAR FINANCIAL CORP. 2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey A. Weiss

Chief Executive Officer

1436 Lancaster Avenue, Suite 300

Berwyn, Pennsylvania, 19312-1288

(Name and address of agent for service)

(610) 296-3400

(Telephone number, including area code, of agent for service)

Copies of communications to:

Barry M. Abelson, Esq.

Brian M. Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-123320) of DFC Global Corp., a Delaware corporation (the “Company”), filed with the U.S. Securities and Exchange Commission on March 15, 2005 (the “Registration Statement”). The Registration Statement registered 781,440 shares of the Company’s common stock, par value $0.001 (“Common Stock”), purchasable upon exercise of options outstanding as of March 15, 2005 to purchase Common Stock under the Dollar Financial Corp. 1999 Stock Incentive Plan (the “Stock Incentive Plan”), and 1,718,695 shares of Common Stock, issuable under the Dollar Financial Corp. 2005 Equity Incentive Plan (the “Equity Incentive Plan” and, together with the Stock Incentive Plan, the “Plans”).

On June 13, 2014, pursuant to an Agreement and Plan of Merger, dated April 1, 2014, among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, the “Parent”), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Merger Company, LLC, the “Purchaser”) and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Certificate of Merger was filed with the Secretary of State of the State of Delaware and became effective at 9:15 a.m., Eastern Daylight Time, on June 13, 2014.

As a result of the Merger, the Company has terminated the Plans, and no additional Common Stock will be issued thereunder. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock which remains unsold at the termination of the Plans, the Company hereby removes from registration all of its Common Stock under the Registration Statement that remains unsold as of the effective time of the Merger.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely for the purpose of deregistering any and all Common Stock previously registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, DFC Global Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Berwyn, Commonwealth of Pennsylvania, on June 13, 2014.

DFC GLOBAL CORP.

By:	/s/ Randy Underwood
Randy Underwood
Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Weiss	Chief Executive Officer (Principal Executive Officer)	June 13, 2014
Jeffrey A. Weiss

/s/ Randy Underwood	Executive Vice President, Chief Financial Officer and Assistant Secretary	June 13, 2014
Randy Underwood	(Principal Financial Officer)

/s/ William M. Athas	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller	June 13, 2014
William M. Athas	(Controller or Principal Accounting Officer)

/s/ Bradley Boggess Bradley Boggess	Director	June 13, 2014

/s/ Derrick Robicheaux Derrick Robicheaux	Director	June 13, 2014